Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No.’s 33-43902, 333-24215, 333-61980, 333-105185, 333-124356 and Form S-4 No. 33-32091) of W.W. Grainger, Inc. and in the related prospectuses of our reports dated February 25, 2008, with respect to the consolidated financial statements of W.W. Grainger, Inc. and the effectiveness of internal control over financial reporting of W.W. Grainger, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

ERNST & YOUNG LLP

Chicago, Illinois

February 25, 2007